Exhibit 99.1

Final

Editorial Contact:	Investor Contact:
Brenda Christensen	Jane Underwood
brenda_christensen@securecomputing.com	jane_underwood@securecomputing.com
925-288-4165	408-979-6186

Secure Computing Closes Acquisition of CipherTrust

Combination Creates Leader in Enterprise Gateway Security;

Jay Chaudhry Named Vice Chairman and Chief Strategy Officer

SAN JOSE, Calif., August 31, 2006 – Secure Computing Corporation (Nasdaq:SCUR), a leading enterprise gateway security company, today announced that it has closed its acquisition of CipherTrust, Inc., the global leader in the messaging security market. This merger firmly establishes Secure Computing as a dominant player in the enterprise gateway security market. In addition to protecting corporate network infrastructures, the combined company’s solutions will address the fast-growing Web and messaging gateway security needs. These solutions protect against malicious inbound attacks such as spam, viruses or other malware; from policy and regulatory compliance violations related to sensitive data leaks; and compromises in identity and access control.

Secure Computing has significantly expanded its product portfolio with the addition of the industry’s preeminent messaging security solution – powered by the Company’s patented global reputation technology TrustedSource™ — that has consistently been recognized for its technology leadership by authorities such as Gartner, IDC and numerous technology publications. The combined product portfolio now consists of unique, best-of-breed, integrated solutions that provide uncompromising functionality with low total cost of ownership by eliminating the need for customers to deploy, and manage disparate point products from multiple vendors.

This transaction also provides the opportunity to accelerate the combined company’s revenue growth by making the high-growth messaging product line available to Secure Computing’s worldwide channel network. Together, Secure Computing now has more than 18,000 customers and 1,800 resellers in 106 countries, thereby delivering even greater opportunities to cross-sell the full Secure Computing product line.

“Today marks an important milestone for Secure Computing, as it brings together two companies with highly synergistic product lines and compatible market strategies,”

said John McNulty, chairman, president and CEO of Secure Computing. “With the combined resources and deep security expertise between the two organizations, Secure Computing is very well positioned to capitalize on the tremendous growth opportunities in today’s security marketplace.”

Under the terms of the agreement, net consideration for the transaction was $185 million in cash, 10 million shares of Secure Computing common stock, and a $10 million seller note that is subject to certain performance obligations. Concurrent with the closing of the merger, Secure Computing also closed a senior secured debt facility from a syndicate of banks led by Citigroup and UBS Investment Bank. The facility is comprised of a $90 million term loan and a $20 million revolving credit facility.

In conjunction with the closing of this transaction, Jay Chaudhry, former CEO, chairman and founder of CipherTrust, has joined Secure Computing’s Board of Directors as vice chairman and is serving as the company’s chief strategy officer. Dr. Paul Judge, former chief technology officer of CipherTrust, and Atri Chatterjee, former senior vice president, marketing of CipherTrust, have also joined the company’s senior leadership team in their respective roles.

Additional CipherTrust executives joining Secure Computing’s management team include: Guru Rajan, vice president, CipherTrust products; Mike Van Bruinisee, vice president, sales; and Brad McArthur, vice president, TrustedSource.

“We are excited to bring together two very complementary companies, technologies and product lines,” said Jay Chaudhry, vice chairman and chief strategy officer of Secure Computing. “The new Secure Computing has the focus and innovation of a start-up and the range, reach and financial strength to realize its full potential.”

About Secure Computing:

Secure Computing (NASDAQ:SCUR), a leading enterprise gateway security company, delivers a comprehensive set of best-of-breed solutions that help customers protect their critical web, email and network assets. Uniquely qualified to be the global gateway security provider to organizations of all sizes, our more than 19,000 global customers in 106 countries, supported by a worldwide network of more than 1800 partners, include the majority of the Dow Jones Global 50 Titans and more than half of the Fortune 50 and Fortune 500. Secure Computing delivers proactive, integrated security solutions to some of the most prominent organizations in financial services, healthcare, telecommunications, manufacturing, public utilities, education and national and local governments. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see http://www.securecomputing.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward looking statements include Secure Computing’s belief CipherTrust is an excellent fit with Secure Computing, the acquisition of CipherTrust will strengthen Secure Computing’s current activities, and that the merger will add a base of new customers and expand Secure Computing’s product offerings. These statements are subject to uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, among others, the following risks: that customers and partners will not react favorably to the merger, risks associated with acquiring other companies, including integration risks, and other risks described in Secure Computing’s Securities and Exchange Commission filings, including Secure’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Secure Computing does not undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release.